Exhibit 99.1

NEWS RELEASE	CONTACTS Media Relations Mike Martin – 585-218-3669 John Lute – 416-929-5883

Investor Relations Lisa Schnorr – 585-218-3677 Bob Czudak – 585-218-3668

CONSTELLATION BRANDS SECURES REGULATORY APPROVALS
REQUIRED TO ACQUIRE VINCOR INTERNATIONAL INC.

     FAIRPORT, N.Y., Nov. 23, 2005 — Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) was notified today by the Investment Review Division of Industry Canada that it has received approval for the company’s acquisition of Vincor International Inc. In addition, Constellation Brands today also received a “no action” letter from Canada’s Competition Bureau, further clearing the way for the acquisition.

     The statutory waiting period in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired so that the Act poses no barrier to Constellation Brands proceeding with the acquisition. Constellation Brands does not expect to encounter any regulatory barriers to close the transaction to acquire Vincor.

     During its review, under the Investment Canada Act, Constellation Brands agreed to a number of negotiated enforceable commitments consistent with its intentions to grow Vincor’s business. These commitments assisted the Minister of Industry in determining that the investment is of net benefit to Canada.

     Constellation Brands intends to support the growth of Vincor’s Canadian business domestically and internationally. Its management has also provided

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commitments regarding the maintenance of all Vincor’s wineries, warehouses and vineyards in Canada, as well as to maintain virtually the same management teams at those facilities. Upon successful completion of the transaction, Constellation Brands plans to integrate Vincor into its international wine business as expeditiously as possible.

About Constellation Brands

     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward Looking Statements

     This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events

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or otherwise. There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.